Exhibit 99.57

ERIC SPROTT ANNOUNCES VOTING AND SUPPORT AGREEMENT FOR
GOLDGROUP MINING’S PROPOSED ACQUISITION OF

GOLD RESOURCE CORPORATION

FOR IMMEDIATE RELEASE

Toronto, Ontario January 26, 2026- Further to the press release of Goldgroup Mining Inc. (Goldgroup), dated today, Eric Sprott announces that 2176423 Ontario Ltd., a company which he beneficially owns, has entered into a voting and support agreement (Voting Agreement) with Gold Resource Corporation (GRC), in connection with Goldgroup’s agreement to acquire all the shares of GRC pursuant to an arrangement agreement and plan of merger (Arrangement Agreement) between Goldgroup and GRC (Proposed Transaction).

Pursuant to the Arrangement Agreement, GRC's stockholders will receive 1.4476 common shares of Goldgroup for each share of GRC's common stock (adjusted to 0.3619 common shares of Goldgroup for each share of GRC's common stock as a result of a four-for-one share consolidation to be completed by Goldgroup prior to closing.

Pursuant to the Voting Agreement, 2176423 Ontario has agreed, among other things, to vote all of its Goldgroup securities (that have a right to vote) in favour of the Proposed Transaction at any meeting of securityholders held to approve the Proposed Transaction.

Mr. Sprott, through 2176423 Ontario holds 30,129,500 Goldgroup common shares (Shares) and 15,852,250 Share purchase warrants representing approximately 10.3% of the outstanding Shares on a non-diluted basis and 14.9% on a partially diluted basis assuming exercise of such warrants.

Mr. Sprott holds the Goldgroup securities for investment purposes and to support the Proposed Transaction and, depending on market or other conditions, may acquire additional securities of Goldgroup. If the Voting Agreement is terminated, Mr. Sprott may acquire additional securities of Goldgroup including on the open market or through private acquisitions or sell the securities including on the open market or through private dispositions in the future depending on market conditions, reformulation of plans and/or other relevant factors.

Goldgroup is located at 410 - 1111 Melville Street, Vancouver, British Columbia V6E 3V6. A copy of 2176423 Ontario’s early warning report will appear on Goldgroup’s profile on SEDAR+ at www.sedarplus.ca and may also be obtained by calling Mr. Sprott’s office at (416) 945-3294 (2176423 Ontario Ltd., 1106 - 7 King Street East, Toronto, Ontario M5C 3C5).